Exhibit 10.15

November 4, 2005

Rodney Kellogg

[address]

Dear Rod:

DexCom Inc. (“Dexcom”, or the “Company”) is a company working to develop technologies for the continuous monitoring of glucose in people with diabetes.  We are committed to helping people with diabetes live longer, healthier lives.  We believe you would make an excellent addition to the Company.  Accordingly, DexCom is pleased to offer you employment on the terms and conditions set forth below.

DexCom will employ you as a Vice President of Sales and you will make best efforts to apply your expertise and discharge your duties in that position. Your job responsibilities will include directing DexCom’s sales and revenue generation activities.  You will report directly to me.  You will work at our facilities in San Diego, CA, subject to necessary business travel.  While employed, you must reside within 30 miles from your designated DexCom facility. The Company may change your position, duties, and work location as it deems necessary.

Your initial annual salary will be $210,000 (your “Base Salary”), less payroll deductions and all required withholdings.  You will be eligible for an annual cash incentive bonus of up to 50% of your base salary, beginning January 1, 2006.  The exact structure of this bonus will be determined later based upon DexCom’s status and corporate objectives.  You will be paid bi-weekly and will be eligible to participate in the comprehensive benefit program that we offer to employees and their families, which includes medical, dental and vision insurance plans, a 401(k) investment program, and paid-time-off and holidays.   Further details about the Company’s benefit program will be provided to you by our Human Resources Department.  DexCom may, in its sole discretion, change your Base Salary or modify the benefit programs in which you participate.

DexCom will provide you a signing bonus of $85,000 from which we will deduct all required withholdings, on your first day of full-time employment at DexCom.  If you terminate your employment with DexCom prior to completing one year of employment, you will be required to refund your signing bonus in full.  If you terminate your employment during year two, you will be required to refund your signing bonus payment prorated on a daily basis to the number of days you do not work for DexCom during that second year.  However, in the event that in connection with, or within twelve months following, a “change of control” (as defined below) you resign following a change of control as a result of either (i) a material adverse change in your duties and title, (ii) a reduction in your annual salary and bonus potential, or (iii) the offices to which you are required to report being relocated by more than 50 miles from the Company’s present location, you will not have to repay any portion of this signing bonus.

As part of your compensation package, DexCom’s management team will also recommend to the Board of Directors that you be granted an option to purchase 100,000 shares of DexCom common stock (the “Option”) upon your commencement of employment.  This Option will be subject to the terms and

- Confidential -

5555 Oberlin Drive / San Diego, CA 92121

858.200.0200 / www.dexcom.com

conditions of the Company’s 2005 Stock Option Plan.  The exercise price of the Option will be the fair market value of the stock on the date the Board approves the stock option grant or the date you commence employment with DexCom, whichever occurs later.  The first 75,000 shares of the Option shall vest 25% on the first day of the 13th month after the grant date and the remaining 75% shall vest in 36 equal monthly installments thereafter.  The remaining 25,000 shares of the Option shall vest 25% on the first day of the 13th month after you have permanently relocated to the San Diego area and the remaining 75% shall vest in 36 equal monthly installments thereafter.

As a DexCom employee, you will be expected to abide by the Company’s rules and regulations, and to sign and comply with the attached Employee Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of DexCom’s proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  You further agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

DexCom’s normal working hours are 8:00 a.m. though 5:00 p.m., Monday through Friday.  You may be required to work additional hours as required by the nature of your work assignments. As an exempt employee, you will not be eligible for overtime.

Your employment relationship with DexCom is at-will.  Accordingly, you may terminate your employment with DexCom at any time, for any reason whatsoever, simply by notifying the Company.  Likewise, DexCom may terminate your employment at any time, with or without cause or advance notice.

In the event that in connection with, or within twelve months following, a “change of control” (as defined below) you are terminated by the Company other than for “cause” (as defined below) or you resign following a change of control as a result of either (i) a material adverse change in your duties and title, (ii) a reduction in your annual salary and bonus potential, or (iii) the offices to which you are required to report being relocated by more than 50 miles from the Company’s present location, all of your unvested shares (100%) under the Option, as well as any other stock option grants you may subsequently receive, will vest immediately and you will also be eligible for your severance as specified below (subject to the condition of signing a full release of claims as specified below).  As used herein, “change of control” means (i) a consolidation, merger or other reorganization of the Company with or into any other entity or entities (excluding an equity financing) in which the holders of the Company’s outstanding shares immediately before such consolidation, merger or other reorganization do not, immediately after such consolidation, merger or reorganization, retain stock representing a majority of the voting power of the surviving entity of such consolidation, merger or reorganization as a result of their shareholdings in the Company immediately prior to the consolidation, merger or other reorganization; or (ii) a sale of all or substantially all of the assets of the Company and its subsidiaries, on a consolidated basis.

Should the Company terminate your employment at any time without “cause” you will be entitled to six months of salary continuation at your then current base salary, subject to your executing a full release of claims against the Company.  For the purposes of the preceding sentence, your employment may be terminated for “cause” only if you have engaged in (i) willful misconduct or gross negligence in the performance of your duties; (ii) a material breach of your Employee Proprietary Information and Inventions Agreement; or (iii) the commission of a felony affecting the Company or its business.

In the event that vesting on the Option, or any other options that may be granted to you, are accelerated or you are paid severance as specified above, you agree not to compete in the field of glucose monitoring or other fields for which your were directly responsible for at the Company for a period of one year following the acceleration or initial payment of severance.  During that same one year period, you agree not to, directly or indirectly, recruit, attempt to hire, solicit, or assist others in recruiting or hiring, any person who is an employee of Company or any of its subsidiaries or induce or attempt to induce any such employee to terminate his employment with Company or any of its subsidiaries.

This letter, together with your Employee Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with DexCom.  It supersedes any other agreements or promises made to you by anyone, whether oral or written, and it can only be modified in a written agreement signed by you and by an officer of DexCom.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.  This offer is also subject to the satisfactory completion and results of the Company’s required background and reference check.

Please sign and date this letter, and return it to me by November 9, 2005, if you wish to accept employment at the Company under the terms described above.  If you accept our offer, we would like you to start on or before December 5, 2005.  You may use my confidential fax to return a signed copy at 858.200.2340.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Andy Rasdal
Andy Rasdal
President and CEO

Accepted and Agreed:

/s/ Rodney Kellogg
Signature

Rodney Kellogg
Name

December 12, 2005
Date